SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

Pacific Funds Series Trust

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC FUNDS SERIES TRUST

PF INTERNATIONAL GROWTH FUND

INFORMATION STATEMENT DATED JANUARY 21, 2022

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the PF International Growth Fund and is being sent on or about January 21, 2022 to the shareholders of record as of January 19, 2022.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser, a new sub-advisory agreement and a fund name change for the PF International Growth Fund (formerly named PF International Large-Cap Fund) (the “Fund”), effective on or about October 29, 2021. Information concerning the change in sub-adviser and fund name change were disclosed in a supplement dated August 2, 2021 to the Trust’s prospectus for Class P shares dated August 1, 2021. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999. Pacific Life Fund Advisors LLC (“PLFA”) can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the exemptive order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the exemptive order.

At a virtual meeting held on June 16, 2021*, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about October 29, 2021, a new sub-advisory agreement with ClearBridge Investments, LLC (“ClearBridge”), with respect to the Fund (the “ClearBridge Sub-Advisory Agreement”) and appointed ClearBridge as the new sub-adviser for the Fund. Also at the June 16, 2021 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the ClearBridge Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s investment strategies. The effective date for the Fund of the sub-adviser change, the Fund’s name change, and related investment strategies changes was November 1, 2021.

ClearBridge’s appointment as the sub-adviser and the Board’s approval of the ClearBridge Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by ClearBridge. PLFA and/or the Trust retained a transition agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

*	The Board approved reliance on relief provided by the SEC from in-person voting requirements of the 1940 Act for the June 16, 2021 Board meeting. This approval was based on the Board’s belief that, due to the circumstances related to current or potential effects of COVID-19, it was necessary and appropriate to rely on the in-person relief granted by the SEC and substitute the in-person meeting scheduled for June 16, 2021 with a virtual meeting. The Board also approved to undertake to satisfy the conditions subsequently required in the in-person relief, including ratification of these matters at the Board’s next in-person meeting.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of ClearBridge as sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that ClearBridge be appointed as the new sub-adviser for the Fund and in evaluating the proposed ClearBridge Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of ClearBridge and PLFA’s analysis in reaching its conclusion to recommend ClearBridge as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate.

In evaluating the ClearBridge Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining ClearBridge as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by ClearBridge. In this regard, the Trustees considered various materials relating to ClearBridge, including copies of the proposed ClearBridge Sub-Advisory Agreement; copies of ClearBridge’s Form ADV; financial information; a written presentation from ClearBridge; a comprehensive report including an assessment by PLFA; responses from ClearBridge to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on June 16, 2021 from management and investment personnel from ClearBridge where all attendees could hear each other clearly.

The Trustees considered that under the ClearBridge Sub-Advisory Agreement, ClearBridge would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of ClearBridge, including the background and experience of ClearBridge’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved ClearBridge’s written compliance policies and procedures and code of ethics, and that the Trust’s Chief Compliance Officer previously provided an assessment of ClearBridge’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to ClearBridge and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by ClearBridge.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by ClearBridge under the ClearBridge Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage an international growth strategy and PLFA’s identification of ClearBridge to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by ClearBridge for the Fund and ClearBridge’s experience managing international growth strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the ClearBridge Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a proprietary mutual fund and other accounts managed by the same ClearBridge portfolio management team that would manage the Fund using similar investment strategies (the “ClearBridge Comparable Performance”). The Trustees considered that this information included a comparison of the ClearBridge Comparable Performance against a pertinent benchmark for the one-, three- and five-year and since inception periods, as applicable, as of March 31, 2021.

The Trustees considered additional information about the historical performance of a proprietary mutual fund managed by the same ClearBridge portfolio management team that would manage the Fund using similar investment strategies. The Trustees considered that this information included a comparison of the fund’s performance, as of March 31, 2021, against a pertinent benchmark and an applicable peer group for the year-to-date, one-, three- and five-year periods, and since the current lead portfolio manager assumed responsibility for the strategy, as well as performance for each of the past eight calendar years. Additionally, the Trustees considered the standard deviation and risk-adjusted returns of the fund during certain periods.

The Board determined that ClearBridge’s performance record with respect to a similarly managed mutual fund and other accounts was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of ClearBridge with regard to other funds and accounts with substantially similar investment strategies as the Fund. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by ClearBridge for the other similarly managed funds and accounts, the Trustees noted that for certain funds and accounts, there were differences in: (i) the nature of the Fund and those other funds and/or accounts, (ii) the services provided to each, (iii) the client’s overall relationship with ClearBridge, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and ClearBridge, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase, and would likely decrease, as a result of this sub-adviser change.

The Board concluded that the compensation payable under the ClearBridge Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to ClearBridge of sub-advising the Fund and the projected profitability of the ClearBridge Sub-Advisory Agreement to ClearBridge, to the extent practicable based on the information provided by ClearBridge. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and ClearBridge with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the ClearBridge Sub-Advisory Agreement to ClearBridge is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for ClearBridge at this time was of limited utility. The Trustees also considered the impact of the sub-advisory change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the sub-advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of ClearBridge and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the ClearBridge Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and ClearBridge concerning other benefits that may be received by ClearBridge and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with ClearBridge and the anticipated use of soft-dollars by ClearBridge. In this regard, the Trustees noted that ClearBridge represented that it does not anticipate using an affiliated broker-dealer and that it does anticipate using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by ClearBridge from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the ClearBridge Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the ClearBridge Sub- Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The ClearBridge Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. ClearBridge, subject to the supervision of PLFA, provides a continuous investment program for the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. ClearBridge bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the ClearBridge Sub-Advisory Agreement. The Fund is responsible for all of its respective expenses not specifically assumed by ClearBridge under the ClearBridge Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the ClearBridge Sub-Advisory Agreement, ClearBridge, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the ClearBridge Sub-Advisory Agreement, except by reason of ClearBridge’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of ClearBridge’s obligations and duties under the ClearBridge Sub-Advisory Agreement.

ClearBridge has agreed to indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of ClearBridge’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, ClearBridge’s obligations and/or duties under the ClearBridge Sub-Advisory Agreement by ClearBridge (or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of ClearBridge) (other than a PL Indemnified Person); (ii) are based upon ClearBridge’s (or its agent’s or delegate’s) breach of any provision of the ClearBridge Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by ClearBridge or any affiliated person or agent or delegate of ClearBridge (other than a PL Indemnified Person); or (iv) are based upon a breach of ClearBridge’s fiduciary duties to the Trust or violation of applicable law.

The ClearBridge Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The ClearBridge Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the ClearBridge Sub-Advisory Agreement. PLFA contractually agreed to waive 0.03% of its advisory fee through July 31, 2023. The waiver agreement will automatically renew annually for successive one-year terms unless: (i) PLFA provides at least 30 days’ written notice of the termination of the agreement prior to the beginning of the next applicable one year term, (ii) it is terminated upon ninety days’ prior written notice by the Trust to PLFA or (iii) the advisory contract is terminated. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the ClearBridge Sub-Advisory Agreement are referenced below:

Prior Fee Schedule[1]	New Fee Schedule[2]
0.375% on the first $500 million	0.500% on the first $100 million
0.350% on the next $500 million	0.400% on the next $100 million
0.325% on the next $1 billion	0.350% on the next $300 million
0.300% on assets over $2 billion	0.300% on the excess

[1]	When determining the breakpoint rate under the prior sub-advisory agreement, the average daily net assets of the Fund were aggregated with the average daily net assets of the International Large-Cap Portfolio, a series of Pacific Select Fund, which was managed by the prior sub-adviser.

[2]	When determining breakpoint rates under the ClearBridge Sub-Advisory Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the International Growth Portfolio, a series of Pacific Select Fund. The Fund’s assets will only be combined while ClearBridge is managing both the Fund and the International Growth Portfolio. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through October 31, 2021, pursuant to a sub-advisory agreement dated October 8, 2015, as amended. For the fiscal year ended March 31, 2021, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $172,809.08. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $147,504.47. This amount would have been a decrease in such fees paid by PLFA of approximately 14.64%. For the Fund’s fiscal year ended March 31, 2021, the Fund did not pay any brokerage commissions to an affiliated broker of ClearBridge.

IV.	Information Regarding ClearBridge

The direct parent of ClearBridge is Legg Mason ClearBridge Holdings, LLC, whose direct parent is Legg Mason, Inc. The direct parent of Legg Mason Inc. is Franklin Resources, Inc., a publicly traded global asset management company. As of September 30, 2021, ClearBridge’s total assets under management were approximately $196.0 billion.

The addresses for the entities above are as follows:

Entity Name	Address
ClearBridge	620 Eighth Avenue, 48th Floor, New York, NY 10018
Legg Mason ClearBridge Holdings, LLC and Legg Mason, Inc.	One International Drive, Baltimore, MD 21202
Franklin Resources, Inc.	One Franklin Parkway, Building 970, 1st Floor, San Mateo, CA 94403

ClearBridge acts as investment adviser to the following registered investment company, that has a similar investment objective as the Fund.

Fund Name	Net Assets (as of Sept. 30, 2021)	Sub-Advisory Fee (%)	Waived/Reduced/ Agreed to Reduce (Yes or No)
ClearBridge International Growth Fund	$6.45 billion	0.490% on the first $1 billion 0.476% on the next $1 billion 0.455% on the next $3 billion 0.434% on the next $5 billion 0.413% on the excess	No

As of September 30, 2021, ClearBridge’s principal executive officer and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation
Barbara Brook Manning	Chief Compliance Officer and General Counsel
Terrence James Murphy	Director, Chief Executive Officer and President
Cynthia Karen List	Director and Chief Financial Officer
Scott Keith Glasser	Director and Chief Investment Officer
Jennifer Morrow Johnson	Director; Executive Officer of Franklin Resources, Inc.
Jed Andrew Plafker	Director; Executive Officer of Franklin Resources, Inc.
Gwen Louise Shaneyfelt	Director; Executive Officer of Franklin Resources, Inc.
Matthew Nicholls	Director; Executive Officer of Franklin Resources, Inc.

[1]	The address for Mses. Manning and List and Messrs. Murphy and Glasser with respect to their positions with ClearBridge is 620 Eighth Avenue, 48th Floor, New York, NY 10018. The address of all other individuals listed above with respect to their positions with ClearBridge is One Franklin Parkway, Building 970, 1st Floor, San Mateo, CA 94403.

No Officer or Trustee of the Trust is an officer, director or shareholder of ClearBridge (including its affiliates).

Additional Information

Additional information about ClearBridge is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

******

The Trust’s annual report for the fiscal year ended March 31, 2021 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2021 were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Regular mail:	Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768
Express mail:	Pacific Funds Series Trust, 1400 Computer Drive, Westborough, MA 01581
Telephone:	(800) 722-2333
Website:	www.pacificfunds.com/resources/prospectuses-reports

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE